UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2008

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17859	02-0430695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Main Street, P.O. Box 9, Newport, New Hampshire	03773
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 863-0886

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On April 11, 2008, New Hampshire Thrift Bancshares, Inc. (the “Company”) announced its earnings for the first quarter of the 2008 fiscal year. A copy of the press release dated April 11, 2008, describing the first quarter earnings is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	The following exhibit is furnished with this Report:

Exhibit No.	Description
99.1	Press release issued by the Company on April 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 11, 2008	NEW HAMPSHIRE THRIFT BANCSHARES, INC.

	By:	/s/ Stephen R. Theroux
	Name:	Stephen R. Theroux
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by the Company on April 11, 2008.

Exhibit 99.1

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux Executive Vice President 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS FOR FIRST QUARTER

Newport, New Hampshire – April 11, 2008– New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb, today reported consolidated net income for the three months ended March 31, 2008 of $1,384,453, or $0.24 per share (fully diluted), compared to $1,024,609, or $0.24 per share (fully diluted), for the three months ended March 31, 2007. New Hampshire Thrift Bancshares’ returns on average assets and equity for the three months ended March 31, 2008 were 0.64% and 10.14%, respectively, compared to 0.60% and 8.68%, respectively, for the three months ended March 31, 2007.

The $359,844 increase in net income for the quarter ended March 31, 2008 reflects an increase of $1,792,680 in net interest and dividend income, due to improving interest income margins and the completion of the two bank acquisitions with First Brandon National Bank and First Community Bank during the second and fourth quarters of 2007. The increase in net interest income for the quarter ended March 31, 2008 was partially offset by an increase in noninterest expense of $1,690,880. For the quarter ended March 31, 2008, total loan production was $54,051,021 compared to $37,117,272 for the quarter ended March 31, 2007, due primarily to an increase in loan refinancings created from the reduced interest rate environment. Lake Sunapee Bank’s net interest margin increased to 3.30% at March 31, 2008, compared to 2.88% at March 31, 2007.

Total assets amounted to $828,926,610 at March 31, 2008, compared to $654,590,243 at March 31, 2007, an increase of $174,336,367 due primarily to the First Brandon and First Community acquisitions. Loans held in portfolio increased by $131,486,188, including approximately $127,000,000 from the two acquisitions, to $624,583,256 at March 31, 2008 from $493,097,068 at March 31, 2007. Total deposits increased by $174,218,055, including approximately $152,000,000 from the two acquisitions, to $644,117,118 at March 31, 2008 from $469,899,063 at March 31, 2007. Advances from the Federal Home Loan Bank (FHLB) decreased by $37,341,625 from $100,000,000 at March 31, 2007, to $62,658,375 at March 31, 2008, as Lake Sunapee Bank utilized the proceeds from deposit inflows to fund maturing FHLB advances as part of a de-leveraging strategy employed to reduce funding costs. Asset quality remained strong with non-performing assets as a percentage of total assets at 0.61% as Lake Sunapee Bank continued to originate loans in a conservative manner.

Shareholders’ equity of $74,084,985 resulted in a book value of $12.89 per share at March 31, 2008, based on 5,747,772 shares of common stock outstanding, an increase of $1.30 per share, or 11.22%, from a year ago. As previously announced, a regular quarterly dividend in the amount of $.13 per share is payable on April 30, 2008 to shareholders of record as of April 23, 2008.

NHTB is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through twenty-nine offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire, and central Vermont.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended
	3/31/08	3/31/07
Interest and Dividend Income	$11,067,796	$8,810,634
Interest Expense	4,944,003	4,479,521
Net Interest and Dividend Income	6,123,793	4,331,113
Provision for Loan Losses	37,000	7,000
Noninterest Income	2,062,956	1,536,209
Noninterest Expenses	6,021,253	4,330,373
Net Income	1,384,453	1,024,609
Earnings Per Common Share, basic	$0.24	$0.25
Earnings Per Common Share, assuming dilution (1)	$0.24	$0.24
Dividends Declared per common share	$0.130	$0.130

	As of 3/31/08	As of 3/31/07
Total Assets	$828,926,610	$654,590,243
Loans receivable, net	624,583,256	493,097,068
Securities	96,244,582	91,270,958
Total Deposits	644,117,118	469,899,063
Federal Home Loan Bank Advances	62,658,375	100,000,000
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	74,084,985	47,068,652
Book Value of Shares Outstanding	$12.89	$11.59
Tier I Core Capital to Assets	7.99%	8.19%
Shares Outstanding	5,747,772	4,060,878
Return on Average Assets	0.64%	0.60%
Return on Average Equity	10.14%	8.68%
Non-performing Assets as a % of Total Assets	0.61%	0.09%

(1)	Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

Statements included in this press release that are not historical or current fact are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. New Hampshire Thrift Bancshares disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.